OMB APPROVAL
OMB Number: 3235-0145
Expires: December 31, 2005
Estimated average burden hours per response...11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Matrix Service Company

(Name of Issuer)

Common Stock

(Title of Class of Securities)

576853105

(CUSIP Number)

April 22, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☑ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Person Authorized to Receive Notices and Communications:

Taylor H. Wilson, Esq.
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
(214) 651-5000

13G
CUSIP No. 576853105			Page 2 of 27

1.	Name of Reporting Person: WS Capital, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 639,659

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 639,659

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 639,659

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.6%

12.	Type of Reporting Person: HC/OO

13G
CUSIP No. 576853105			Page 3 of 27

1.	Name of Reporting Person: WS Capital Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 639,659

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 639,659

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 639,659

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.6%

12.	Type of Reporting Person: IA/PN

13G
CUSIP No. 576853105			Page 4 of 27

1.	Name of Reporting Person: Walker Smith Capital, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 46,844

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 46,844

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 46,844

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.3%

12.	Type of Reporting Person: PN

13G
CUSIP No. 576853105			Page 5 of 27

1.	Name of Reporting Person: Walker Smith Capital (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 246,397

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 246,397

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 246,397

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.4%

12.	Type of Reporting Person: PN

13G
CUSIP No. 576853105			Page 6 of 27

1.	Name of Reporting Person: Walker Smith International Fund, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 346,418

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 346,418

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 346,418

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.0%

12.	Type of Reporting Person: CO

13G
CUSIP No. 576853105			Page 7 of 27

1.	Name of Reporting Person: WSV Management, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 213,220

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 213,220

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 213,220

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.2%

12.	Type of Reporting Person: IA/OO

13G
CUSIP No. 576853105			Page 8 of 27

1.	Name of Reporting Person: WS Ventures Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 213,220

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 213,220

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 213,220

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.2%

12.	Type of Reporting Person: HC/PN

13G
CUSIP No. 576853105			Page 9 of 27

1.	Name of Reporting Person: WS Opportunity Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 61,684

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 61,684

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 61,684

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.4%

12.	Type of Reporting Person: PN

13G
CUSIP No. 576853105			Page 10 of 27

1.	Name of Reporting Person: WS Opportunity Fund (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 64,350

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 64,350

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 64,350

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.4%

12.	Type of Reporting Person: PN

13G
CUSIP No. 576853105			Page 11 of 27

1.	Name of Reporting Person: WS Opportunity Fund International, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 87,186

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 87,186

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 87,186

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.5%

12.	Type of Reporting Person: CO

13G
CUSIP No. 576853105			Page 12 of 27

1.	Name of Reporting Person: Reid S. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 852,878

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 852,878

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 852,878

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.7%

12.	Type of Reporting Person: HC/IN

13G
CUSIP No. 576853105			Page 13 of 27

1.	Name of Reporting Person: G. Stacy Smith		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 852,878

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 852,878

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 852,878

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.7%

12.	Type of Reporting Person: HC/IN

13G
CUSIP No. 576853105			Page 14 of 27

1.	Name of Reporting Person: Patrick P. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 213,220

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 213,220

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 213,220

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.2%

12.	Type of Reporting Person: HC/IN

13G
CUSIP No. 576853105			Page 15 of 27

1.	Name of Reporting Person: BC Advisors, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 213,220

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 213,220

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 213,220

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.2%

12.	Type of Reporting Person: HC/CO

13G
CUSIP No. 576853105			Page 16 of 27

1.	Name of Reporting Person: SRB Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 213,220

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 213,220

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 213,220

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.2%

12.	Type of Reporting Person: IA/PN

13G
CUSIP No. 576853105			Page 17 of 27

1.	Name of Reporting Person: SRB Greenway Capital, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 24,243

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 24,243

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 24,243

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%

12.	Type of Reporting Person: PN

13G
CUSIP No. 576853105			Page 18 of 27

1.	Name of Reporting Person: SRB Greenway Capital (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 173,454

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 173,454

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 173,454

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.0%

12.	Type of Reporting Person: PN

13G
CUSIP No. 576853105			Page 19 of 27

1.	Name of Reporting Person: SRB Greenway Offshore Operating Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 15,522

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 15,522

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 15,522

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%

12.	Type of Reporting Person: PN

13G
CUSIP No. 576853105			Page 20 of 27

1.	Name of Reporting Person: Steven R. Becker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Untied States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 213,220

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 213,220

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 213,220

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.2%

12.	Type of Reporting Person: HC/IN

CUSIP No. 576853105	Page 21 of 27

     This Schedule 13G relates to the common stock (“Common Stock”) of Matrix Service Company acquired by (i) WS Capital, L.L.C., a Texas limited liability company (“WS Capital”), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership (“WSC”), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership (“WSCQP”), and (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”), (ii) WSV Management, L.L.C., a Texas limited liability company (“WSV”), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership (“WSOQP”), and (3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company (“WSO International”), and (iii) BC Advisors, LLC, a Texas limited liability company (“BCA”), for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBGC”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”), and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership (“WSC Management”), which is the general partner of WSC and WSCQP and the agent and attorney-in-fact for WS International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership (“WSVM”), which is the general partner of WSO and WSOQP and the agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. BCA is the general partner of SRB Management, L.P., a Texas limited partnership (“SRB Management”), which is the general partner of SRBGC, SRBQP and SRB Offshore. Steven R. Becker is the sole principal of BCA. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)	Name of Issuer:

Matrix Service Company

Item 1(b)	Address of Issuer’s Principal Executive Offices:

10701 E. Ute Street
Tulsa, Oklahoma 74116

Item 2(a)	Names of Persons Filing:

See Item 1 of each cover page.

Item 2(b)	Address of Principal Business Offices:

300 Crescent Court, Suite 1111
Dallas, Texas 75201

Item 2(c)	Citizenship:

See Item 4 of each cover page.

CUSIP No. 576853105	Page 22 of 27

Item 2(d)	Title of Class of Securities:

Common Stock

Item 2(e)	CUSIP Number:

576853105

Item 3	Status of Persons Filing:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership:

(a)	Reid S. Walker and G. Stacy Smith are the beneficial owners of 852,878 shares of Common Stock, which includes (i) 639,659 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International and (ii) 213,220 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

Patrick P. Walker is the beneficial owner of 213,220 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

WS Capital and WSC Management are the beneficial owners of 639,659 shares of Common Stock, which includes (i) 46,844 shares that may be acquired by WSC upon conversion of convertible notes, (ii) 246,397 shares that may be acquired by WSCQP upon conversion of convertible notes and (iii) 346,418 shares that may be acquired by WS International upon conversion of convertible notes.

WSV and WSVM are the beneficial owners of 213,220 shares of Common Stock, which includes (i) 61,684 shares that may be acquired by WSO upon conversion of convertible notes, (ii) 64,350 shares that may be acquired by WSOQP upon conversion of convertible notes and (iii) 87,186 shares that may be acquired by WSO International upon conversion of convertible notes.

CUSIP No. 576853105	Page 23 of 27

Steven R. Becker is the beneficial owner of 213,220 shares of Common Stock beneficially owned by BCA and SRB Management for the accounts of SRBGC, SRBQP and SRB Offshore. BCA and SRB Management are the beneficial owners of 213,220 shares of Common Stock, which includes (i) 24,243 shares that may be acquired by SRBGC upon conversion of convertible notes, (ii) 173,454 shares that may be acquired by SRBQP upon conversion of convertible notes and (iii) 15,522 shares that may be acquired by SRB Offshore upon conversion of convertible notes.

(b)	Percent of class:

See Item 11 of each cover page.

(c)	Number of shares as to which each person has:

(i)	sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)	shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii)	sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv)	shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5	Ownership of 5% or Less of a Class:

Not applicable.

Item 6	Ownership of More than 5% on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, WSC, WSCQP and WS International. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by WSC Management’s clients.

CUSIP No. 576853105	Page 24 of 27

WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the securities held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock beneficially owned by WSV’s clients.

SRB Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the securities held by its clients, SRBGC, SRBQP and SRB Offshore. BCA is the general partner of SRB Management. Steven R. Becker is the sole principal of BCA, and therefore exercises investment discretion and control with respect to the shares of Common Stock beneficially owned by SRB Management’s clients.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 576853105	Page 25 of 27

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 26, 2005

WS CAPITAL, L.L.C.

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS CAPITAL MANAGEMENT, L.P.

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WALKER SMITH CAPITAL, L.P.

By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WALKER SMITH CAPITAL (Q.P.), L.P.

By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WALKER SMITH INTERNATIONAL FUND, LTD.

By:	WS Capital Management, L.P., its agent and attorney-in-fact
By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

CUSIP No. 576853105	Page 26 of 27

WSV MANAGEMENT, L.L.C.

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS VENTURES MANAGEMENT, L.P.

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS OPPORTUNITY FUND, L.P.

By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS OPPORTUNITY FUND (Q.P.), L.P.

By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS OPPORTUNITY FUND INTERNATIONAL, LTD.

By:	WS Ventures Management, L.P., its agent and attorney-in-fact
By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

/s/ Reid S. Walker

REID S. WALKER

/s/ G. Stacy Smith

G. STACY SMITH

/s/ Patrick P. Walker

PATRICK P. WALKER

CUSIP No. 576853105	Page 27 of 27

BC ADVISORS, LLC

	By:	/s/ Steven R. Becker

Steven R. Becker, Member

SRB MANAGEMENT, L.P.

	By:	BC Advisors, LLC, its general partner

	By:	/s/ Steven R. Becker

Steven R. Becker, Member

SRB GREENWAY CAPITAL, L.P.

	By: By:	SRB Management, L.P., its general partner BC Advisors, LLC, its general partner

	By:	/s/ Steven R. Becker

Steven R. Becker, Member

SRB GREENWAY CAPITAL (Q.P.), L.P.

	By:	SRB Management, L.P., its general partner
	By:	BC Advisors, LLC, its general partner

	By:	/s/ Steven R. Becker

Steven R. Becker, Member

SRB GREENWAY OFFSHORE OPERATING FUND, L.P.

	By:	SRB Management, L.P., its general partner
	By:	BC Advisors, LLC, its general partner

	By:	/s/ Steven R. Becker

Steven R. Becker, Member

`	/s/ Steven R. Becker

STEVEN R. BECKER

EXHIBITS

Exhibit 1	Joint Filing Agreement, dated April 26, 2005, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith, Patrick P. Walker, BC Advisors, LLC, SRB Management, L.P., SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P., SRB Greenway Offshore Operating Fund, L.P. and Steven R. Becker.